Valhi, Inc. Announces
Low-Level Radioactive Waste Disposal License Decision

DALLAS, TEXAS . . . August 12, 2008 . . . Valhi, Inc. (NYSE: VHI) announced today that its wholly-owned subsidiary, Waste Control Specialists LLC (“WCS”), has been notified that the Executive Director of the Texas Commission on Environmental Quality (“TCEQ”) has issued a draft license for the near-surface disposal of Class A, B and C low-level radioactive waste (“LLRW”) at WCS’ site in Andrews County, Texas.

“This is an important milestone for WCS, the people of Andrews and Lea Counties and the states of Texas and Vermont, as members of the Texas Compact,” said William J. Lindquist, Chief Executive Officer of WCS. “In addition to providing more than 75 new jobs at our Andrews County facility, this license will ensure that Texas and Vermont hospitals, universities, power plants and other enterprises will be able to continue operating with the knowledge that there is an assured solution for the permanent disposal of their LLRW. With the closure of the Barnwell facility in South Carolina last month, Texas hospital and university administrators have expressed concern regarding the need for a commercial facility that can properly dispose of Class A, B and C LLRW so that the diagnosis, treatment and research of cancer and other life threatening diseases, which generate such wastes, can continue. The only U.S. commercial facility currently authorized to accept LLRW is limited to disposal of Class A waste. The barriers to entry in this industry are enormous. It is very unlikely another LLRW disposal facility will be opened in the foreseeable future, as more than $1 billion has been invested since 1980 by the state of Texas and others in unsuccessful attempts to license and open such a facility.   The TCEQ recently issued a byproduct material disposal license to WCS.  When the LLRW disposal license is finalized, we believe WCS will have the broadest range of capabilities of any commercial enterprise in the U.S. for the storage, treatment and disposal of hazardous, toxic, low level and mixed low level radioactive waste and radioactive byproduct material, providing WCS a significant and valuable competitive advantage in this multi-billion dollar industry.”

“In addition, this LLRW disposal license will allow WCS to provide a significant service in our country’s quest for energy independence. In the next 15 to 20 years, Texas is expected to double its existing power generation capacity to accommodate increased demand and retiring power plants.   Because only 7% of Texas’ current generating capacity comes from nuclear power, compared to 20% nationally, much of this increased capacity will likely be nuclear generated.   The LLRW generated from this increased capacity will have the disposal capacity needed in Texas at WCS,” said Mr. Lindquist.

Steven L. Watson, President and Chief Executive Officer of Valhi, said “Valhi has sponsored WCS’ operations and licensing efforts for over 12 years.  We believe the prospects for this business are extraordinary, due to the unique characteristics of the industry and WCS’ experience and the extensive disposal and treatment capabilities it will be able to provide upon finalization of the LLRW disposal license.  With the continuing strong support for the facility by the citizens of the surrounding area, WCS will now be in a position to significantly grow and expand its business.”

The WCS LLRW disposal license application, an overview of the WCS LLRW disposal license application, a timeline of the remaining licensing process and the draft LLRW disposal license may be found at www.wcstexas.com under Documents & Forms.

The WCS facility in Andrews County, Texas is currently licensed for the processing, storage and disposal of a broad range of hazardous and toxic waste, byproduct material and certain types of low-level and mixed LLRW.

Valhi is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components) and waste management industries.

Statements in this release that are not historical in nature are forward-looking in nature that represent the Company’s beliefs and assumptions based on currently available information.  In some cases, these forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “should,” “could,” “anticipates,” “expected” or comparable terminology.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. Among the factors that could cause the Company’s actual future results to differ materially from those described herein are the risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission.

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